Exhibit 10.16
                      Agreement between the Registrant and
                    Visual Response Media Group, Inc., dated
                                February 3, 2004


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                                   Agreement
                    New Millennium Media International, Inc.
                        Visual Response Media Group Inc.

THIS AGREEMENT is effective the 3 day of February 2004 between New Millennium Media International, Inc., (hereafter referred to as "NMMI") with its principal place of business at 200 9th Avenue North, Suite 210, Safety Harbor, Florida 34695 and Visual Response Media Group, Inc., (hereafter referred to as "VRMG") with its principal place of business at 6948 Swartout, Algonac, MI 48001, Tel:
877 945 8784, Fax:810 794 2955

WHEREAS, NMMI is the business of supplying, distributing and placing electronic and static display boards (including upgrades, sings, containers, attachments, accessories and artwork contained in the display boards) hereafter referred to as EyeCatcherPlus displays.

WHEREAS, throughout the past few years the status of VRMG as a distributor of NMI, locates, places and sells advertisements, in EyeCatcherPlus Display Boards within various locations, stores, offices an businesses in select locations in the states of Michigan;

WHEREAS, throughout the past few years the status of VRMG as contracting party with NMMI regarding the EyeCatcherPlus displays has grown from that of distributor, to licensee to sales general management and now the terms as noted in this Agreement

WHEREAS, NMMI and VRMG have negotiated this Agreement as a total novation and substitute for all contracts and agreements among the parties hereto currently in existence

NOW THEREAFTER, for in consideration of the mutual covenants and undertakings described herein and one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. NMMI hereby conveys an assigns to VRMG all right, title and interest that NMMI has relating to EyeCatcherPlus and Drive Times Network along with all collateral material, manuals, etc. excluding, however, the inventory of EyeCatcherPlus displays consisting of EyeCatcherPlus attached hereto. This conveyance is subject to a security interest held by NMMI on all assets and property rights conveyed hereby. NMMI will provide to VRMG all necessary and pertinent information in its possession relating the EyeCatcherPlus displays to assist VRMG in marketing the EyeCatcherPlus displays. VRMG will be responsible for all costs of printing of all marketing, sales and solicitation literature.

2. _______ NMMI owns and possesses the EyeCatcherPlus display as shown on the attached inventory of various sizes and condition. NMMI hereby grants to VRMG the absolute and exclusive right to place 50 of the NMMI EyeCatcherPlus displays currently in the NMMI inventory at such host venue locations as are suitable for the sale of advertising posters to be displayed in the EyeCatcherPlus displays.

3. VRMG shall be responsible for all display and will assure that each site location (host venue) has proper insurance to cover each display against fire and theft in amounts and terms no less beneficial to NMII as the beneficiary than the current fair market value of each individual display. VRMG shall produce, upon request, proof of insurance coverage for all

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      displays under VRMG's control. VRMG shall Indemnify NMMI from any and all liability arising out of the advertisements a placement of any such display boards.

4. No later than at the time of delivery of the EyeCatcherPlus display at each host venue, VRMG shall have the owner or legal occupant of each host venue where documents. Such fully executed Partners in Profit documents that contain no less than the name and address of the host, the length of the term for placement of the EyeCatcherPlus display and the monetary remuneration arrangement between VRMG and the host and signatures of VRMG and the host. A fully executed copy of said Partners in Profit shall be sent to NMMI within 30 days of delivery of the EyeCatcherPlus display to the host venue

5. As advertisements are sold for the posters to be displayed in the EyeCatcherPlus displays, within 30 days from the execution of each advertising sale contract, copies of all advertising sales contracts along with payment to NMMI of 5% of the gross advertising sale revenue shall be delivered to NMMI.

6. VRMG represents that it will have fully authority from the advertiser to utilize any trademark, logo, or copyrighted material used in the proposed advertisement. VRMG agrees to hold harmless and defend NMMI against any and all legal actions that arise from any such dispute and/or infringement. NMMI reserves the right to refuse or withdraw any advertisement copy that, in its discretion, is considered unlawful, detrimental or otherwise in the reasonable discretion of NMMI is determined to be objectionable

7. When average of at least four annual advertisements per EyeCatcherPlus display for each of the 50 display have been sold and paid, the next 50 displays shall be available to VRMG for placement and all of the same terms and conditions shall apply to the second 50 EyeCatcherPlus displays as stated herein for the first 50 displays. No further release of EyeCatcherPlus display to VRMG shall be permitted until the said minimum of 4 annual paid advertisements average per display is maintained. This same procedure shall be followed for groups of 50 EyeCatcherPlus displays until all of the display of NMMI in inventory have been placed at host venue locations.

8. VRMG shall notify NMMI in writing regarding any and all changes regarding any matter relating to host venue and/or advertising, including, but not limited to relocation of any EyeCatcherPlus display and/or changes relating to advertising contract and advertising rates.

9. Although NMMI shall continue to retain ownership of the displays until contingencies as noted hereafter occur, VRMG shall maintain all EyeCatcherPlus display once the display leave the NMMI warehouse in Safety Harbor Florida prior to shipment to VRMG designated destination

10. Once the NMMI inventor of displays is depicted, parties, NMMI and VRMG, shall negotiate regarding the purchase of additional display to be paid for by without obligation to pay NMMI any percentage of sales

11. VRMG shall inform NMMI by monthly accountings regarding the statue of each display relating the host venue location contracts, advertising sales contracts and current location of all displays

12. VRMG shall pay monthly to NMMI 5% of all gross advertising sales revenue received from the placement of the EyeCatcherPlus displays and all advertising space sold. The 5% shall be paid monthly and verified by month accountings sent to NMMI along with the monthly payment remittance. Because the 5% remittance to NMMI is of all gross revenues received by


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      VRMG from the placement of the EyeCatcherPlus displays and all advertising space sold, VRMG may pay any percent sales commission and host venue fees that it chooses without any effect on the 5% gross entitlement to NMMI. NMMI shall receive the 5% of all gross revenue until which time the net cost $ mount to be determined per the inventory attached hereto is recovered by NMMI through the 5% remittance noted above. VRMG is not obligated to purchase additional display products from NMMI other than the pre-agreed listed inventory.

13. At the closing on this agreement, VRMG shall issue in the name of NMMI 15% equity ownership by NMMI in VRMG. This 15% equity ownership position shall be non-dilutive an shall apply to any and all entities that come into existence by or though VRMG and its principals, officers and directors for any purpose relating directly or indirectly, to the EyeCatcherPlus display business

14. All books of account, accounting records, bank account records, corporate records, and business contracts shall be open for inspection by an authorized representative of NMMI at all reasonable times and places.

15. NMMI is in the process of negotiating for the return to NMMI from international Marketing Systems, Inc. certain shares for common stock and stock warrants. Upon receipt by NMMI from international Marketing Systems, Inc., NMMI shall issue to VRMG warrants to purchase up to 200,00 shares of NMMI common stock at a per share price of $0.50 for two years. NMMI shall use its best effort to affect the return of the shares and warrants from International Marketing System, Inc.

16. NMMI shall contribute to VRMG the monthly sum of $5,000 for a period of 5 months beginning within 3 days from delivery of a fully executed copy of this agreement to NMMI, provided that VRMG continues to place displays and continues to diligently work to build the EyeCatcherPlus display business by placing the EyeCatcherPlus displays at host venues and placing paid advertising posters in said displays in accord with the terms of this 50 displays within 180 days from delivery of the first 50 displays

17. All graphic design and printing shall be by NMMI or VRMG as agreed by the parties from time-to-time. The NMMI charges for graphic design and printing shall be the standard and customary charge that NMMI charges other advertising customers. The charges are as follow:

Regarding the from-lit display boards:

11x17 and 17x22 poster, exact duplicates without any additional work are $15 each.

20x30 and 27x40 poster size-the charge for printing that requires no creative work is $75 per poster exact duplicated without any additional work are $25 each.

40x60 and 48x72 poster size-the charge for printing that requires no creative work is $75 per poster, exact duplicated without any additional work are $55 each

Regarding back-lit display board:

18x24 poster sizes-the charge for printing that requires no creative work is $35 per poster, exact duplicates without any additional work are $25 each.

24x36 poster sizes-the charge for printing that requires no creative work is $55 per poster, exact duplicates without any additional work are $35 each.

36x48 poster sizes-the charge for printing that requires no creative work is $95 per poster, exact duplicates without any additional work are $65 each.


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48x60 poster sizes-the charge for printing that requires no creative work is
$125 per poster, exact duplicates without any additional work are $95 each.

Creative artwork services supplied by NMMI in designing, compiling and/or touchup of existing artwork shall be billed at the hourly rate of $45 in minimum increments of 30 minutes each. Before this additional charge is uncured. NMMI shall retain ownership of all artwork created by NMMI. NMMI reserves the right in its sole discretion to reject an unsuitable artwork.

All Artwork fees are subject to an annual increase at a rate of five percent (5%) over the prior year's amount beginning January 1, 2005. Please note that all monetary amounts are in US dollar f.o.b. Safety Harbor, Florida; these prices do not include duty, tariff and sales tax (if applicable)

18. VRMG hereby releases, remises and forever discharges NMMI and the respective, successors, assigns, officers subsidiaries, affiliated, directors and employees of NMMI (hereafter referred to collectively as "NMMI") from any and all rights, claims, demands, actions, and causes of action, whether known or unknown, suspected of unsuspected, contingent or otherwise which VRMG may have or may claim to have against NMMI as of the date of this General Release (hereafter referred o as "Claims"). VRMG represents and warrants o NMMI that: (a) no entity in which VRMG has an equity interest has any Claims released in this General Release. VRMG agrees to indemnify, defend, and hold harmless NMMI from all loss, liability, claim, damage or expense involving third party claims, arising from or in connection with: (i) the assertion by or on behalf of VRMG of any Claim purported to be released hereunder, (ii) the assertion by any third party or any claim against NMMI which claim arises from an assertion by or on behalf of VRMG against such third part of an Claims or other matters purported to be released hereunder, and (iii) any assignment or transfer or Claims. The Releasing Part agrees to keep confidential all matters related to this General Release and agrees not to discuss with anyone or otherwise communicate orally or in writing concerning any of the Release Parties, except for disclosure to the Releasing Party's lawyer or accountant and disclosure pursuant to judicial or administrative order

19. If, at any time VRMG becomes delinquent in any of its payments to NMMI pursuant to any of the term of this agreement and all other agreements and ancillary pursuant to any of the terms to this agreement, NMMI, in addition to any other remedy to which may be entitled shall the right, at its sole discretion, remove any EyeCatcherPlus display at the expense of VRMG. There is no grace period and time is of the essence for all payments due under this Agreement. VRMG hereby releases and holds harmless NMMI from any and all liability and/or legal action and damage resulting from removal of any EyeCatcherPlus displays because of non-payment

20. Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective five (5) business days after having been deposited in the United States Mil, postage prepaid, registered or certified and addressed VRMG or NMMI to the address listed in this Agreement by written notice given in accordance herewith.

21. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

      a. Breach or default by the other party of any of term, obligations, covenants, representations or warranties under this Agreement. In such case, the non-defaulting party shall notify the other party of such alleged beach or default and that party shall have 5 days to

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            cure the default except for the payment of money which shall be deemed to be a default if not promptly paid when due as stated herein

      b. The party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors or a receiver is appointed or any proceeding is demanded by, for or against the other party under any provision of the Bankruptcy Code or any amendment thereof Upon termination of this Agreement. VRMG will immediately supply to NMMI an assignment of benefits pertaining to all accounts relating to this Agreement as well as up-to-date documents, books of account, leases, invoices and all records pertinent and relevant for NMMI to determine the then present status of the leases, payments, receipts and all terms of all agreements with dealer and site location owners


22. VRMG shall not, during the effective terms of this Agreement including all extensions and renewals thereto, and for one year thereafter, either individually or though agents or employees, directly or indirectly; (a) abstain the EyeCatcherPlus displays or any product that competes with the EyeCatcherPlus displays for resale or lease or placement from any person or entity other than NMMI and (b) within the geographical territory of Michigan, place any product that competes with the EyeCatcherPlus displays and pace any advertising material that competes with the EyeCatcherPlus displays

23. The Effective date of this Agreement shall expire exactly ten (10) years after the date of this contract unless extended in writing signed by both parties hereto

24. VRMG covenants and agrees to defend, indemnify and hold harmless NMMI and its officer, directors, employees, attorneys, accountants, affiliates and agents from and against, and pay or reimburse NMMI for any and all liabilities, obligations, losses, costs, deficiencies or damages (whether absolute or accrued or consequential including interest, penalties and reasonable attorneys' fees and expense uncured in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses') resulting from or arising our of:

      (i) Any act of negligence or willful misconduct by VRMG or any of its agents, employees or franchises, or as a result of VRMG'S Breach of contract with any third party, unless such breach resulted from the acts or omissions of NMMI or NMMI' supplier(s) and

      (ii) Any and all liability losses resulting from VRMG's performance under this Agreement except to the extent that such losses arise out of or related to NMMI's or its suppliers' negligence or willful misconduct, including, without limitation, a manufacturing or design defect or the EyeCatcherPlus displays.

      In the case of any claim asserted by a third party against NMMI, notice shall be given by NMMI to VRMG promptly after NMMI has actual knowledge of any claim to which indemnity may be sought and NMMI shall permit VRMG (at the expense of VRMG to assume the defense of any claim or any litigation resulting her from provided that:

      (i) Counsel for VRMG, who shall conduct the defense of such claim or litigation, shall be reasonable satisfactory to NMMI< and NMMI may participate in such defense, but only at NMMI's expense and without any indemnification for such expense pursuant to this Section and

      (ii) The omission by NMMI to give notice as provided herein shall not relive VRMG of its indemnification obligation under this Agreement except to the extent that such omission results in a failure or actual notice to VRMG and VRMG is damaged as a result of such failure of actual notice to VRMG

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      VRMG, in the defense of any such claim or litigation, shall not, except with the consent of NMMI:

      (i) Consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to NMMI of a release from all liability with respect to such claim or litigation or

      (ii) Pursue any course of defense of any claim subject to indemnification hereunder, if NMMI shall reasonably and in good faith determine that the liability or ability to conduct its business. In the event that NMMI shall reasonably and in good faith determine that any proposed settlement of any claim subject to indemnification hereunder by VRMG might be expected to affect adversely NMMI's tax liability or ability to conduct its business, NMMI shall have the right at all times to take over and assume control over the settlement, negotiations, or lawsuit relating to any such claim at the sole cost of VRMG, provided that if NMMI does so take over and assume control, the amount of the indemnity required to be paid by VRMG shall be limited to the amount VRMG is able to reasonably demonstrate that it could have settled the matter for immediately prior to the time of assumption. Adverse tax consequence or words of similar meaning in he context as used above mean any increase in tax liability of NMMI

      In the event that VRMG does not accept the defense of any matter as above provided, NMMI shall have the full right to defend against any such claim or demand shall be entitled to Settle or agree to pay in full such claim or demand, in its reasonable discretion. NMMI shall not Settle any action without VRMG's prior written consent, which consent will not unreasonable be withheld. In any event, all parties shall cooperate in the defense of any action or claim subject to this Agreement and the records or each shall be available to the other with respect to such defense

25.   General Provisions

      (a) This Agreement shall be constructed in accordance with the laws of the State of Florida and all actions an o disputes involving or surrounding this Agreement shall have the venue of Pinellas County, Florida.

      (b) This Agreement may be modified or amended only in writing signed by all parties

      (c) Any notice, demand or request required or permitted to be given by the parties hereto pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally evidenced by signed receipt or deposited with a national overnight courier service or deposited in the U.S. mail certified, return receipt requested, with postage prepaid and addressed to the parties at the addresses of the parties set forth herein or such other address as a part may notify the other in writing in accordance with terms hereof

      (d) This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. Neither party is relying upon any warranties, representations or inducements not set forth herein.

      (e) The rights and obligations of the parties to this Agreement may only be assigned with the prior written consent of the other party to this Agreement

      (f) Any party's failure to enforce any provision or provisions of this Agreement shall not in a way be construed as a waiver of any such provision or provisions, or shall it prevent that party thereafter from enforcing each and every other provision of this Agreement. The


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            rights granted both parties herein are cumulative and shall not constitute a waiver of any party's right to asset all other legal remedies available to such party under the circumstances

      (g) Each of the parties to this Agreement agrees upon request to execute any further documents or instrument necessary or desirable to carry out the purpose or intent of this Agreement, provided that no additional obligations or cost shall be incurred as a result of such document or instrument

      (h) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement

      (i) Except as otherwise prided herein, this Agreement hall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns and any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the party's assets and business. VRMG shall not assign any of its rights nor obligations provided in this Agreement without the prior written consent of NMMI. Said consent shall not be unreasonable withheld

      (j) Each person signing this Agreement on behalf of the parties hereof represents that he has full and proper legal authority to bind the entity for which he singed this Agreement and that the said entity is fully bound by the terms of this Agreement

      (k) Nothing set forth in this Agreement shall be deemed to constitute or be constructed to crate a partnership, principal-agent, or joint venture relationship between the parties. Neither part has the authority to act on behalf of the other party or to bind the other party by contract or otherwise, uses expressly permitted by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above

      New Millennium Media International, Inc.

      By________________________________
        John "JT" Thatch, President/CEO

      Visual Response Media Group, Inc.

      By____________________________
        Andrew Garahott, President


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                                 GENERAL RELEASE
                                 Andrew Garshott

FOR VALUE RECEIVED, the undersigned, Andrew Garshott (the "Releasing Party"), hereby releases, remises and forever discharges new Millennium Media International, Inc. (NMMI), each entity in which John "JT" Thatch holds or held an equity interest or serves or served as an officer, director, agent, or employee, and the respective heirs, personal representatives, successors, assigns, officer, subsidiaries, affiliates, directors, and employees of each of the foregoing (collectively the "Released Parties) from any and all rights, claims, demands, actions, and causes of action, whether known or unknown, suspected or unsuspected, contingent or otherwise which the Releasing Party may have or may claim to have against any of the Released Parties (Collectively "Claims") as of the date of this General Release.

Releasing Party Represents and warrants to NMMI that; (a) no entity in which Releasing Party has an equity interest has any Claims against NMMI and (b) Releasing Party has not assigned or transferred to any person or entity any Claims released in this General Release. Releasing Part agrees to indemnify, defend, and hold harmless NMMI from all loss, liability, claim, damage or expense involving their party claims, arising from or in connection with: (i) the assertion by or on behalf of Releasing Party of any Claim purported to be released hereunder, (ii) the assertion by any third party of any claim against NMMI which claim arises from any assertion by or on behalf of Releasing Party against such third party of any Claims or other matters purported to be released hereunder, and (iii) any assignment or transfer of claims. The Release and agrees not to discuss with anyone or otherwise communicate orally or in writing concerning any of the Released Parties, except for disclosure to the Releasing Party's lawyer or accountant and disclosure pursuant to judicial or administrative order

IN WITNESS WHEREOF, the undersigned has executed this General Release this 3rd day of February 2004

------------------------------
      Andrew Garshott